EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contacts:
---------

Robert Apple, Chief Operating                Don Weinberger
& Financial Officer
InKine Pharmaceutical Company, Inc.          Wolfe Axelrod Weinberger Assoc. LLC
(215) 283-6850                               (212) 370-4500



          INKINE REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS:
           PRODUCT REVENUE INCREASED BY 92% COMPARED TO PREVIOUS YEAR

                          - Fourth Quarter Highlights -
 - Reported $14.4 million in product revenue for 2003, compared to $7.5 million for 2002 -
           - Generated net income and positive cash flow for Q4 2003 -
                  - Eliminated all short and long-term debt -
             - Entered into co-promotion agreement with Sigma-Tau -
 - Filed a provisional United States patent application for a new generation purgative product -


BLUE BELL, PA February 18, 2004 -- InKine Pharmaceutical  Company, Inc. (Nasdaq:
INKP) today announced its fourth quarter and year end financial results, reporting product revenues for the 2003-year of $14.4 million, compared to $7.5 million for the same period a year ago. Product revenues were at the high end of the guidance range, which the Company adjusted upward while reporting third quarter operating results. The Company recognized product revenues of $4.2 million for the fourth quarter ending December 31, 2003, a 78% increase over revenues of $2.3 million for the same period a year ago.

Income from operations for the quarter and year ending December 31, 2003 was $0.6 million and $1.9 million, compared to a loss from operations of ($0.9) million and ($5.7) million for the same periods a year ago. The Company reported net income of $0.6 million or $0.01 per share and a net loss of ($1.5) million or ($0.04) per share for the quarter and year ending December 31, 2003, compared to net losses of ($4.6) million or ($0.13) per share and ($10.4) million or ($0.30) per share for the same periods a year ago.

"We are pleased to report our second consecutive quarter of net income and positive operating cash flow. Our fourth quarter revenue performance was fueled by our increased share of the ethical purgative market," said Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. "During the fourth quarter we identified and filed a patent for a new generation MCC-free purgative product, which we believe is an investment in the future growth of our franchise. Recent positive interactions with the FDA have yielded both clarity on our development path for the new purgative tablet and certainty with respect to current Visicol(R) labeling. Additionally, we expect to complete our Phase IV study for the use of Visicol(R) as a laxative in patients with chronic constipation during the first half of 2004," added Dr. Jacob.

Product Sales:

     o Product revenues for the fourth quarter of 2003 were $4.2 million, a 78% increase over product revenues of $2.3 million for the same period a year ago. Prescription levels have escalated as a result of increased sales and marketing efforts which continue to grow market awareness and acceptance of Visicol(R). Approximately 99,000 prescriptions were filled for Visicol(R) during the fourth quarter of 2003, which represents approximately 12.1% of the ethical purgative market. The continued quarter-to-quarter growth in Visicol(R) prescriptions occurred during the fourth quarter in spite of the anticipated fourth quarter market decline. Visicol(R) prescription levels and selected sales force statistics for the current and four preceding quarters are as follows:

                          Q4 2002    Q1 2003    Q2 2003    Q3 2003     Q4 2003
                          -------    -------    -------    -------     -------

   Prescriptions *         69,000     80,000     89,000     96,000      99,000

Ethical Market Share *        8.5%       9.3%      10.5%      11.4%       12.1%

Average Sales Force Size       32         38         37         37          39

  * Source: IMS Exponent 2002 and 2003

"Our gastrointestinal sales force continues to gain reach and frequency through field experience and focused expansion. We carefully track market opportunities and our sales organization's ability to capitalize on those opportunities," said Robert F. Apple, Chief Operating and Financial Officer. "We enter 2004 well positioned for growth. The opportunity exists for continued penetration of Visicol(R) in the purgative marketplace along with significant upside in expansion markets, such as constipation and surgery. Additionally, we are developing our next generation purgative and continue to seek strategic and business development opportunities to broaden our product portfolio. During the past quarter we leveraged our established gastrointestinal sales force, which currently stands at approximately 50 professionals, through a co-promotion agreement with Sigma-Tau Pharmaceuticals," added Mr. Apple.

Product revenues for 2004 are expected to be in the range of $20.0 million to $22.0 million. Additionally, revenues of $1.25 to $1.4 million are expected to be earned in connection with the co-promotion with Sigma-Tau Pharmaceuticals.

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

Costs and Expenses:

     o Research and development costs were $0.6 million and $1.8 million for the quarter and year ending December 31, 2003, compared to $0.3 million and $3.3 million for the same periods a year ago. The increase for the quarter ending December 31, 2003 compared to the quarter ending December 31, 2002 was the result of development costs associated with the
       Company's next generation purgative, for which clinical studies are expected to initiate during 2004, and ongoing Phase IV constipation studies. The decrease in annual research and development costs were the result of less development costs associated with Visicol(R)and the internalization of the management of the ongoing Colirest? clinical trial, partially offset by development costs associated with the Company's next generation purgative. Research and development costs are expected to be in the range of $4.0 million to $5.0 million for the 2004-year. The focus of 2004 research and development efforts will be on clinical trials related to the next generation purgative tablet and the completion of the Phase IV study of Visicol(R)for constipation.

     o Sales and marketing costs were $1.5 million and $5.9 million for the quarter and year ending December 31, 2003, compared to $1.9 million and $6.0 million for the same periods a year ago. During 2003, sales and marketing costs included expenses associated with our sales force, which at December 31, 2003 stood at 40 sales representatives and three district managers, along with marketing campaigns related to Visicol(R). We had 30 sales representatives and two district managers at December 31, 2002. During 2002, we also incurred approximately $2.6 million in expense related to our former co-promotion agreement with Procter & Gamble Pharmaceuticals. Sales and marketing costs are expected to be in the range of $7.5 million to $8.5 million for the 2004-year. The increase in anticipated sales and marketing costs is due to increased head count for the Company's gastrointestinal sales force, which was increased to 45 sales representatives and four district managers upon signing of the co-promotion agreement with Sigma-Tau Pharmaceuticals, along with increased marketing spending in key areas such as direct to consumer and physician awareness programs.

     o General and administrative costs were $0.7 million and $2.6 million for the quarter and year ending December 31, 2003, compared to $0.5 million and $2.2 million for the same periods a year ago. Increases for the quarter and year ending December 31, 2003 compared to the same periods a year ago were the result of increased overhead costs associated with supporting a growing sales volume, head count and market capitalization. General and administrative costs are expected to be in the range of $2.5 million to $3.0 million for the 2004-year.

     o Interest and other expense was minimal for the quarter and $0.6 million for the year ending December 31, 2003, compared to $0.2 million and $0.8 million for the same periods a year ago. The decrease in interest and other expense was the result of the conversion the Company's convertible notes in June 2003 along with decreased average borrowings and interest rates on its line of credit.

     o Debt conversion inducement, non-cash accretion and non-cash debt premium charges of $2.8 million for the year ended December 31, 2003 related to the Company's previously outstanding June 2005 convertible notes, which converted to shares of the Company's common stock on June 30, 2003. The Company incurred $3.9 million in similar charges during the year ended December 31, 2002 related to the Company's previously outstanding June 2003 convertible notes. At December 31, 2003, there was no short or long-term debt outstanding.

Balance Sheet:

     o The Company had $10.4 million in cash at December 31, 2003 compared to $12.2 million at December 31, 2002. The Company's cash balance decreased by $1.8 million during a period in which the Company paid down its $4.4 million outstanding balance on its credit line and reduced its current liabilities by $1.5 million.

The Company will be hosting a conference call today at 11:00 AM EST to further discuss the fourth quarter 2003 financial results. To participate please dial
(877) 709-8150 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 1:00 PM EST on February 18, 2004, and ending at 1:00 PM EST on February 19, 2004. For the replay, please dial (877) 660-6853 (replay account # 2658, replay conference # 93358). The access number for the replay for international callers is (201) 612-7415 (replay account # 2658, replay conference # 93358).

                      ------------------------------------

About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty pharmaceutical company focused on developing and commercializing pharmaceutical products for the diagnosis and treatment of gastrointestinal disorders. The Company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company's franchise product, Visicol(R) is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's second product, IB-Stat(R), is an oral hyoscyamine spray for the treatment of a variety of indications. Additionally, the Company is developing Colirest(TM), which is in clinical trials for the treatment of Crohn's disease. For further information, please visit InKine on its web site .

IN ADDITION TO HISTORICAL FACTS OR STATEMENT OF CURRENT CONDITION, THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS PROVIDE INKINE'S CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THESE MAY INCLUDE STATEMENTS REGARDING ANTICIPATED SCIENTIFIC PROGRESS ON ITS RESEARCH PROGRAMS, DEVELOPMENT OF POTENTIAL PHARMACEUTICAL PRODUCTS, INTERPRETATION OF CLINICAL RESULTS, PROSPECTS FOR REGULATORY APPROVAL, MANUFACTURING DEVELOPMENT

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

AND CAPABILITIES, MARKET PROSPECTS FOR ITS PRODUCTS, SALES AND EARNINGS PROJECTIONS, AND OTHER STATEMENTS REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS. YOU MAY IDENTIFY SOME OF THESE FORWARD-LOOKING STATEMENTS BY THE USE OF WORDS IN THE STATEMENTS SUCH AS "ANTICIPATE," "ESTIMATE," "EXPECT," "PROJECT," "INTEND," "PLAN," "BELIEVE" OR OTHER WORDS AND TERMS OF SIMILAR MEANING. INKINE'S PERFORMANCE AND FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THOSE REFLECTED IN THESE FORWARD-LOOKING STATEMENTS DUE TO GENERAL FINANCIAL, ECONOMIC, REGULATORY AND POLITICAL CONDITIONS AFFECTING THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES AS WELL AS MORE SPECIFIC RISKS AND UNCERTAINTIES SUCH AS THOSE SET FORTH IN ITS REPORTS ON FORM 10-Q AND 10-K FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. GIVEN THESE RISKS AND UNCERTAINTIES, ANY OR ALL OF THESE FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INCORRECT. THEREFORE, YOU SHOULD NOT RELY ON ANY SUCH FACTORS OR FORWARD-LOOKING STATEMENTS. FURTHERMORE, INKINE DOES NOT INTEND (AND IT IS NOT OBLIGATED) TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS. THIS DISCUSSION IS PERMITTED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.


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


                       InKine Pharmaceutical Company, Inc.
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                    (amounts in thousands, except per share)

                                                   Quarter Ended December 31,        Year Ended December 31,
                                                   -------------------------         -------------------------
                                                     2003             2002               2003            2002
                                                   --------         --------         --------         --------

Product revenue .................................. $  4,175         $  2,345         $ 14,383         $  7,488
Other revenue ....................................        -                1               49               64
                                                   --------         --------         --------         --------
Total revenue ....................................    4,175            2,346           14,432            7,552
Cost of goods sold ...............................     (777)            (490)          (2,242)          (1,724)
                                                   --------         --------         --------         --------
Gross profit .....................................    3,398            1,856           12,190            5,828

Research and development .........................      569              328            1,822            3,259
Sales and marketing ..............................    1,535            1,925            5,873            6,003
General and administrative .......................      703              538            2,585            2,249
                                                   --------         --------         --------         --------
Operating expenses ...............................    2,807            2,791           10,280           11,511
                                                   --------         --------         --------         --------

Operating income (loss) ..........................      591             (935)           1,910           (5,683)

Interest and other expense .......................       10             (231)            (614)            (761)
Debt Conversion inducement , non-cash accretion
and non-cash premium .............................        -           (3,385)          (2,822)          (3,916)
                                                   --------         --------         --------         --------

Net income (loss) ................................ $    601         $ (4,551)        $ (1,526)        $(10,360)
                                                   ========         ========         ========         ========

Net income (loss) per share:
      Basic ...................................... $    .01         $  (0.13)        $  (0.04)        $  (0.30)
                                                   ========         ========         ========         ========
      Diluted .................................... $    .01         $  (0.13)        $  (0.04)        $  (0.30)
                                                   ========         ========         ========         ========
Weighted average shares outstanding:
     Basic .......................................   48,454           35,175           42,839           34,965
     Diluted .....................................   53,722           35,175           42,839           34,965





                                                       December 31, December 31,
                                                           2003           2002
                                                           ----           ----
                   ASSETS
                   ------
Cash and investments                                   $ 10,442        $ 12,151
Accounts receivable                                       1,170             856
Inventory                                                   780             677
Other assets                                                905             395
                                                       --------       ---------
     Total assets                                      $  13,297       $ 14,079
                                                       =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Accounts payable and accrued expenses                  $  2,668           4,189
Line of credit                                                -           4,444
Convertible notes                                             -          11,657
Shareholders' equity (deficit)                           10,629          (6,211)
                                                       --------       ---------
  Total liabilities and shareholders' equity (deficit) $ 13,297       $  14,079
                                                       =========      =========


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